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To the Trustees of The London Pacific Trust
Variable Insurance Series Trust

In planning and performing our audit of the financial statements of Harris Associates Value (formerly MAS value), MFS Total Return, Berkeley U.S. Quality Bond (formerly Salomon U.S. Quality Bond), Berkeley Money Market (formerly
Salomon Money Market), Strong International Stock, Strong Growth, Robertson Stephens Diversified Growth (formerly Berkeley Small Companies), and Lexington Corporate Leaders constituting The London Pacific Trust Variable Insurance Series Trust (the "Trust") for the year ended December 31, 1997, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control activities. Generally, control activities that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control objectives include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



/s/  PRICE WATERHOUSE LLP